SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934
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SUPPLEMENT TO THE PROXY STATEMENT OF HCP, INC.
DATED MARCH 16, 2018
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 26, 2018

This Supplement provides updated information with respect to the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of HCP, Inc. (“HCP”) to be held on Thursday, April 26, 2018.

On or about March 16, 2018, HCP commenced distributing to its stockholders a Notice of the 2018 Annual Meeting of Stockholders and Definitive Proxy Statement (the “Proxy Statement”) for the Annual Meeting. You should read this Supplement, which corrects inadvertent errors in the information relating to the election of director nominees to the Board of Directors of HCP (the “Board”), in conjunction with the Proxy Statement. Except as specifically amended or supplemented by information contained in this Supplement, you should consider all information set forth in the Proxy Statement in voting your shares.

Proposal No. 1: Election of Directors

On February 27, 2018, the Nominating and Corporate Governance Committee determined to recommend, and the Board determined to nominate, seven directors for election to the Board at the Annual Meeting (the “Director Nominees”). On March 12, 2018, the Board determined to revise the Director Nominees by excluding Mr. Hoffmann. The Board approved the revised Director Nominees by majority vote. The Proxy Statement inadvertently states on pages 4 and 13 that the Board recommendation to vote for each of the Director Nominees was unanimous, rather than as previously described.

Voting Matters

If you have already returned your proxy or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies already returned by stockholders will remain valid and will be voted at the Annual Meeting unless revoked. Information regarding how to vote your shares, or revoke your proxy or voting instructions, is available in the Proxy Statement.

March 28, 2018